Peter F. Clark Vice President, General Counsel & Secretary 800 king Street Wilmington, DE 19801 P.O. Box 231 Wilmington, DE 19899-0231 Tel 302 429 3069 Fax 302 429 3801 E-mail peter.clark@conectiv.com	August 7, 2002	Exhibit F-2
Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549
Re: Pepco Holdings, Inc., Conectiv and Potomac Electric Power Company (collectively, the "Applicants")
Ladies and Gentlemen:

      This opinion is furnished to the Securities and Exchange Commission (the "
Commission") in connection with the filing with the Commission of the Application-Declaration on Form U-1 (File 70-09913) (the "Application") of Pepco Holdings, Inc., a Delaware
corporation ("PHI") under the Public Utility Holding Company Act of 1935, as amended (the
"Act"). The Application requested that the Commission issue an order authorizing the acquisition by the Company of all of the issued and outstanding shares of Potomac Electric
Power Company, a District of Columbia corporation and a domestic corporation of the
Commonwealth of Virginia and a public utility company within the meaning of the Act
("Pepco") and Conectiv, a Delaware corporation and a registered public utility holding company under the Act (the "Transaction"). The Application also sought authorization with respect to (i)
the retention of non-utility subsidiaries and Conectiv's gas utility operations, (ii) the provision of transition period intra-system services, (iii) the reorganization of non-utility subsidiaries, (iv)
engaging in energy-related activities outside the U.S. and (v) a tax allocation agreement for the
PHI system companies. The Commission issued an order approving the Transaction (HCAR
27553) on July 24, 2002.

      I am General Counsel to Conectiv and have acted as such in connection with the filing of the Application. I am a member of the bar of the State of Delaware, the state in which Conectiv and certain of the other utility and nonutility subsidiaries are formed or incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which
Delmarva Power & Light Company, a subsidiary of Conectiv ("Delmarva") is also incorporated and in which certain of the other subsidiaries named in the Application are authorized to do business. I am not a member of the bars of the States of New Jersey (in which Atlantic City
Electric Company, a subsidiary of Conectiv, is incorporated) or Maryland or the Commonwealth of Pennsylvania, states in which certain of the other subsidiaries named in the Application are incorporated or qualified to do business. I do not hold myself out as an expert in the laws of any state other than Delaware or Virginia, although I have consulted and will consult with counsel to
Conectiv who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Conectiv who are members of the bars of the States of Maryland and New Jersey and the Commonwealth of
Pennsylvania.

      In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies certified or otherwise identified to my satisfaction of such corporate records of PHI, Pepco and Conectiv, certificates of public officials, certificates of officers and representatives of PHI, Pepco and Conectiv, and other documents as I have deemed necessary in order to render the opinions hereinafter set forth.

      In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

      The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

a.        The Transaction has been duly authorized and approved, to the extent required by the governing corporate documents and applicable state, commonwealth or District of Columbia laws, as the case may be, by the Board of Directors of PHI, Pepco and Conectiv and the shareholders of PHI, Pepco and Conectiv.

b.        All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction have been obtained or made, as the case may be, and has become final and unconditional in all respects and remain in effect (including the approval and authorization of the Commission under the Act) and the Transaction has been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

c.        The Commission has duly entered an appropriate order with respect to the Transaction as described in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

d.        The registration statement (no. 333-57042) filed with respect to the shares of common stock to be issued in connection with the Transaction and declared effective by the Commission on May 30, 2001, remains effective pursuant to the Securities Act of 1933, as amended; no stop order has been entered with respect thereto; and the issuance of shares of common stock in connection with the Transaction has been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

e.        The solicitation of proxies from the shareholders of Pepco and Conectiv with respect to the Transaction was conducted in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

f. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder has expired.

g.        The appropriate certificates of merger have been duly and validly filed with the appropriate officials and such other corporate formalities as are required by the laws of the State of Delaware, the District of Columbia and the Commonwealth of Virginia for the consummation of the Transaction have been taken; and the Transaction has become effective in accordance with the laws of each of the State of Delaware, the District of Columbia and the Commonwealth of Virginia.

h.        The parties have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits

i. No act or event other than as described herein has occurred subsequent to the date hereof which would change the opinions expressed herein.

      Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

1.	All laws of the State of Delaware applicable to the proposed Transaction have been complied with; however, I express no opinion as to the need to comply with state blue sky laws.
2.	Conectiv is a corporation validly organized, duly existing and in good standing in the State of Delaware.
3.

The shares of Conectiv to be issued in connection with the Transaction have been validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto.

4.	Under the laws of the State of Delaware, PHI legally acquired the shares of common stock of Conectiv.
5.	The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by Conectiv.

      I hereby consent to the use of this opinion as an exhibit to the Application.

                                                                                               Very truly yours,

                                                                                                PETER F. CLARK
                                                                                                Peter F. Clark